                                                                    Exhibit 12.1

                              KANSAS CITY SOUTHERN
                            AND SUBSIDIARY COMPANIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   As of December 31st
                                                            ---------------------------------------------------------------
                                                               2002         2001         2000         1999          1998
                                                            ----------   ----------   ----------   ----------    ----------
Pretax income/(loss) from continuing operations,
 excluding equity in earnings of unconsolidated affilites   $     20.7   $      6.8   $     (2.0)  $     12.0    $     68.0

Interest Expense on Indebtedness                                  45.0         52.8         65.8         57.4          59.6

Portion of Rents Representative of an Appropriate
 Interest Factor                                                  18.3         18.9         19.4         18.0          20.0

Distributed income of equity investments                             -          3.0          5.0            -           5.0
                                                            ----------   ----------   ----------   ----------    ----------
   Income (Loss) as Adjusted                                $     84.0   $     81.5   $     88.2   $     87.4    $    152.6
                                                            ----------   ----------   ----------   ----------    ----------

Fixed Charges:

Interest Expense on Indebtedness                            $     45.0   $     52.8   $     65.8   $     57.4    $     59.6

Capitalized Interest                                               1.7          4.2            -            -             -

Portion of Rents Representative of an Appropriate
 Interest Factor                                                  18.3         18.9         19.4         18.0          20.0
                                                            ----------   ----------   ----------   ----------    ----------
   Total Fixed Charges                                      $     65.0   $     75.9   $     85.2   $     75.4    $     79.6
                                                            ----------   ----------   ----------   ----------    ----------

Ratio of Earnings to Fixed Charges                                 1.3          1.1          1.0          1.2(a)        1.9
                                                            ==========   ==========   ==========   ==========    ==========

Note: Excludes amortization expense on debt discount due to immateriality